NASDAQ Panel Grants M-Wave's Request for Continued Listing; M-Wave Closes Previously Announced $1.9 Million Financing

FRANKLIN PARK, IL -- 03/15/2006 -- M-Wave, Inc. (NASDAQ: MWAV), an international electronic procurement services firm and virtual manufacturer of customer-specified electronic components, today provided an update on its efforts to regain compliance with the requirements for continued listing on The NASDAQ Capital Market. As previously announced, M-Wave's stockholders' equity had fallen below the NASDAQ requirement of $2.5 million. As a result, the Company presented its plan for achieving and sustaining compliance with the stockholders' equity requirement at a hearing before a NASDAQ Listing Qualifications Panel on February 16, 2006. The Company's plan also included certain actions designed to achieve compliance with NASDAQ's $1.00 bid price requirement following the expiration of the Company's 180-day NASDAQ grace period for that requirement on March 8, 2006.

Consistent with the plan presented to the Panel, on March 1, 2006, the Company issued a press release announcing that it had entered into a $6.5 million financial recapitalization, which was lead by affiliates of M.A.G. Capital of Los Angeles. Today, in connection with the recapitalization, the Company received the final $1.9 million in funding in exchange for the issuance of convertible preferred stock. Details of the recapitalization are available in a Form 8-K filed with the U.S. Securities and Exchange Commission on March 7, 2006. As a result of the completion of the $6.5 million recapitalization, the Company believes that it has regained compliance with NASDAQ's $2.5 million stockholders' equity requirement for continued listing.

The Company also announced today that, on March 15, 2006, the NASDAQ Listing Qualifications Panel issued a decision granting the Company's request for continued listing subject to certain conditions, including the following: on or before March 31, 2006, the Company must report in its Form 10-KSB for the fiscal year ended December 31, 2005, that it has regained compliance with the stockholders' equity requirement based on transactions occurring subsequent to the fiscal year end; on or before May 15, 2006, the Company must report in its Form 10-QSB for the fiscal quarter ending March 31, 2006, actual stockholders' equity of at least $2.5 million; and, on or before May 22, 2006, the Company must demonstrate a closing bid price of at least $1.00 per share for a minimum of ten consecutive business days.

While the audit for the fiscal year ended December 31, 2005 has not yet been completed, the Company presently believes that, based on the completion of the $6.5 million recapitalization, it will be able to demonstrate compliance with the $2.5 million stockholders' equity requirement when it files its Form 10-QSB for the quarter ending March 31, 2006. With respect to the bid price requirement of the Panel's decision, the Company announced today that on March 9, 2006, it filed a preliminary proxy statement with the U.S. Securities and Exchange Commission for a Special Meeting of Stockholders scheduled for May 8, 2006, at which the Company will seek authorization to effect a reverse stock split at a ratio of between 1 for 2 and 1 for 8, subject to the discretion of the Company's board of directors.

Finally, the Company announced that on March 9, 2006 the NASDAQ Staff notified the Company that its 180-day bid price grace period had expired, that the Company had not regained compliance with the $1.00 bid price requirement set forth in Marketplace Rule 4310(c)(4), and that this deficiency would now form an additional basis for delisting in the event the Panel determined not to grant the request made by the Company at the hearing. The Company does not intend to take any further action in response to this notice at this time, other than as described above, since the Panel granted the Company's request for a temporary exception from the bid price requirement.

About M-Wave, Inc.

M-Wave provides supply chain services and sources printed circuit boards, custom electronic components and direct broadcasting satellite parts domestically and from Asia. M-Wave's Electro-Mechanical Group division (EMG) sources high-performance printed circuit boards and custom and engineered electronic components from original equipment manufacturers and contract manufacturers in Asia and the US. The products are used in a wide range of telecommunications and industrial electronics products. EMG also offers domestic and international supply chain services and annual forecast financing for its middle market customers. M-Wave's website is located at www.mwav.com.

The discussion above contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements by their nature involve substantial risks and uncertainties, including M-Wave's ability to develop a plan that will bring the company into compliance with the Nasdaq Capital Market listing requirements, Nasdaq's determination that the plan is adequate, and M-Wave's ability to effect its plan. M-Wave's plan will be dependent on its anticipated future operations which may differ materially depending on a variety of factors, including, but not limited to the following: the achievement of M-Wave's projected operating results, the achievement of efficient volume production and related sales revenue, the ability to integrate acquired companies into M-Wave's existing business, the ability to restructure or dispose of some of its operations, and its ability to raise additional capital. Additional information with respect to the risks and uncertainties faced by M-Wave may be found in, and the prior discussion is qualified in its entirety by, the Risk Factors contained in the company's filings with the Securities and Exchange Commission including M-Wave's Report on Form 10-KSB for the year ended December 31, 2004, its Forms 10-QSB, and other SEC filings.

Contact:
Jim Mayer,
Interim CEO
or
Jeff Figlewicz,
Corporate Controller
630 562-5550 Ext. 4751